On November 19, 2015, shareholders of
EP Emerging Markets Small Companies Fund,
 EP China Fund and EP Latin
America Fund approved 1) the appointment of Champlain Investment Partners, LLP as a new sub-advisor for the Funds 2) the Reorganization of the EP China Fund and the EP Latin America Fund into EP Emerging Markets Small
Companies Fund.

The results are as follows:
The appointment of Champlain Investment Partners, LLC as a new sub-advisor for the Fund:

EP Emerging Markets Small Companies Fund
For: 920,828
Against: 13,264
Abstain: 195,298
Total: 1,129,390

EP China Fund
For: 848,403
Against: 12,466
Abstain: 186,134
Total: 1,047,003

EP Latin America Fund
For: 729,455
Against: 10,787
Abstain: 151,724
Total: 891,966

The Reorganization of the EP China Fund and
EP Latin America Fund into the EP Emerging Markets Small
Companies Fund:

EP China Fund
For: 846,475
Against: 18,201
Abstain: 182,327
Total: 1,047,003

EP Latin America Fund
For: 729,140
Against: 12,090
Abstain: 150,736
Total: 891,966